Exhibit 14
                                                                  Code of Ethics
                       CODE OF ETHICS AND BUSINESS CONDUCT


The core purpose of Win Win Gaming, Inc. (the "Company") is to engage in the business of developing, owning and operating lotteries, casinos and related resort facilities. In pursuit of this goal, the Company is committed to the highest standards of ethical business conduct. The Board of Directors has adopted this Code of Ethics and Business Conduct (the "Code") as a set of guidelines for Company directors, officers and employees, intended to promote ethical behavior and to provide guidance to help directors, officers and employees recognize and deal with ethical issues.


1.0 PURPOSE
The purpose of this the Code is to summarize the principles that are to guide each and every one of our business transactions. Simply stated, every employee must follow these standards. The Company views this as the personal responsibility of every employee within the Company.

2.0 SCOPE
The Code shall apply to all Company employees and Company subsidiary employees worldwide. The term "employee" as used in this Policy includes all employees and officers of the Company and of the Company subsidiaries.

Additionally, this Code applies to members of the Board of Directors of the Company, and to directors of all the Company subsidiaries with respect to any activities undertaken in carrying out duties as a director or otherwise on behalf of the Company. Therefore, the term "employee" as used in this Policy also applies to directors with respect to such activities.

3.0 RESPONSIBILITY
This Code is owned by the Corporate Legal Department. The Code will be administered by the Company's Human Resources, Internal
Audit and Legal departments.

4.0 POLICY

INTRODUCTION
Integrity has long been a hallmark of the Company. It characterizes everything we do. In fact, it is our first core value. The most important, the most fundamental core value, and the one to never, never compromise on, is integrity. Integrity is the basis for everything within the Company.

Accordingly, integrity is the keystone of the Code. Without the integrity of its employees, the Company's strong reputation in the industry would not exist. Our reputation is the lifeline of our Company. It is the foundation upon which we build relationships with our customers, business partners, suppliers, investors, and each other.

Through honesty and respect, employees at every level have endeavored to build the Company's reputation for fair and honest dealing. As the Company continues to grow, it is essential to maintain and build upon our solid reputation. Doing so will open the door to achieving the Company's other two core values: execution excellence and leadership.


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      4.1 POLICY

            4.1.1 GENERAL
            The Company will conduct our business in accordance with all applicable federal, state and local laws and regulations, and the laws of foreign countries where we transact business. Legal compliance is only a part of our ethical responsibility, however, and should be viewed as the minimum acceptable standard of conduct.


            The Company strives to act with the utmost integrity, not just in our most important corporate decisions, but in the thousands of actions taken every day by our employees worldwide. Ethical conduct is a high ideal, but often just means exercising common sense and sound judgment. Acting ethically will help us become a better company, a better partner with our customers, and a better corporate citizen.

            4.1.2 HONEST DEALING
            All employees are expected to be honest and forthright in their interactions with one another and in dealings with customers, suppliers, business partners and shareholders. The Company will not condone dishonesty or deceitful actions in any form. This includes, but is not limited to, making misrepresentations to customers, changing customer documents, making false or misleading entries on the Company's books or ledgers, inflating expense reports, or falsely recording hours worked on time cards. In particular, the importance of accuracy in record-keeping and reporting and the Company's expectations relating thereto are discussed more fully in
            Section 4.1.9 below.

            4.1.3 RESPECT IN THE WORK ENVIRONMENT The Company strives to maintain a workplace where all employees are treated with dignity, fairness and respect. Harassment or discrimination based upon race, color, religion, gender, age, national origin, disability, sexual orientation, veteran or marital status, or any other characteristic protected by law is unacceptable and will not be tolerated.

            Other activities that are prohibited because they are clearly not conducive to a respectful work environment are threats of physical harm, violent behavior, or possessing weapons while on Company premises. Furthermore, being under the influence of alcohol or illegal drugs while at work is strictly forbidden.

            4.1.4 GRATUITIES
            Building strong relationships with customers is essential to the Company's business. Socializing with customers and suppliers is an integral part of building those relationships. Common sense and good judgment should always be exercised in providing or accepting business meals and entertainment or nominal gifts, however.


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            While  individual  circumstances  differ,  the overriding  principle concerning gratuities is not to give or accept anything of value that could be perceived as creating an obligation on the part of the recipient (whether a Company employee or a customer) to act other than in the best interests of his or her employer or otherwise to taint the objectivity of the individual's involvement. It is the
            responsibility   of  each  employee  to  ensure  that  providing  or
            accepting a gratuity is appropriate under the circumstances. When in doubt, err on the side of prudence.

            4.1.5 HANDLING COMPANY AND CUSTOMER ASSETS Company property and customers' property with which the Company has been entrusted must be used and maintained properly with care taken to guard against waste and abuse. Appropriate use of Company and customer property, facilities, and equipment is every employee's responsibility. Of course, stealing or misappropriating Company or customer property will not be tolerated. Likewise, the removal or borrowing of Company or customer property without permission is prohibited.

            4.1.6 CONFLICTS OF INTEREST Although employees are generally free to engage in personal financial and business transactions, this freedom is not without constraints. Every employee must avoid situations where loyalties may be divided between the Company's interests and the employee's own interests. Employees also should seek to avoid even the appearance of a conflict of interest. If an employee is considering engaging in a transaction or activity that may present a conflict of interest or the appearance of a conflict of interest the employee should disclose the matter and obtain appropriate approvals before engaging in such transaction or activity.

            For employees, examples of potential conflicts of interest include accepting concurrent employment with, or acting as a consultant or contractor to, any Company competitor, customer or supplier; serving on the board of directors or technical advisory board of another entity; or holding a significant financial interest in any Company competitor, customer or supplier.

            It is recognized that directors of the Company entities who are not employees may engage in outside activities with, or have duties to, other entities, as employees, directors, consultants or otherwise. Such activities and duties generally do not in and of themselves constitute a conflict of interest, and in fact are valuable to the Company because of the experience and perspective that outside directors offer to the Company as a result of these activities. Directors are expected to exercise sound judgment with respect to the relationship between their outside activities and their responsibilities to The Company, and at all times to act in a manner consistent with their duties of care and loyalty, as well as other applicable legal standards governing the responsibilities of directors. Directors should err on the side of caution in disclosing to the Board relationships that may constitute, or may appear to


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            constitute,  an actual or potential conflict of interest, and may be required to abstain from involvement as a Board member or as an employee, director, consultant, or other affiliation with another entity, in a particular matter. Outside directors also should fully disclose their relationship with the Company to other entities with whom they have a relationship.

            For further clarification as to what constitutes an actual or potential conflict of interest and whether engaging in an outside activity must be disclosed to the Company, please refer to the Company General Counsel.

            4.1.7 SAFEGUARDING CONFIDENTIAL INFORMATION As a condition of employment with the Company, each employee is required to sign a Proprietary Information and Inventions Agreement. This agreement creates an obligation on the part of each and every employee to protect the Company' proprietary information, which includes such things as business, financial, research and development, and personnel information.


            Confidential information also includes any proprietary information shared with the Company by our customers and business partners, or information that has been acquired by an employee during the course of working for a former employer. Company employees have an equal obligation to protect against the unauthorized disclosure or misuse of such third party confidential information.


            For further clarification on handling confidential information, please discuss this with the Company General Counsel.


            4.1.8 INSIDER TRADING
            The Company believes in an open culture in which information is widely shared. As a result, during the course of employment, Company employees may have access to non-public information about the Company which, if known to the public, might affect investors' decisions to buy, sell or hold securities issued by the Company.


            Under the Company's insider trading policy, trading while in possession of such material non-public information i.e., insider trading, is prohibited. Insider trading is also prohibited by the federal securities laws. Engaging in insider trading is grounds for discipline up to and including termination, and may subject both the individual and the Company to civil and criminal penalties.


            Any questions of this nature should be directed to the Company General Counsel.


            4.1.9 PUBLIC REPORTING REQUIREMENTS Accounting and other business records are relied upon in the preparation of reports the Company


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            files with certain government  agencies,  such as the Securities and
            Exchange Commission (SEC). These reports must contain full, timely and understandable information and accurately reflect our financial condition and results of operations.


            Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports must strive to ensure that our financial disclosures are accurate and verifiable, thus to enable shareholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. The integrity of our public disclosures depend on the accuracy and completeness of our records. To that end:

            o All business transactions must be supported by appropriate documentation and reflected accurately in our books and records;
            o No entry be made that intentionally mischaracterizes the nature or proper accounting of a transaction;
            o No Company employee may take or authorize any action that would cause our financial records or disclosures to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;
            o All employees must cooperate fully with our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and
            o No employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any report filed with the SEC or other government agency, or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

            Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a manager, the Company's Chief Financial Officer and/or to the Company's Internal Audit or Legal departments.

            4.1.10 CORPORATE OPPORTUNITIES

            In carrying out their duties and responsibilities, employees should endeavor to advance the legitimate interests of the Company when the opportunity to do arises. All employees (Directors, Officers and the like) should avoid: (a) taking for themselves personally opportunities that are discovered in carrying out their duties and responsibilities to the Company; (b) using Company property or information, or their position as directors or officers, for


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            personal gain;  and (c) competing  with the Company,  in each of the foregoing cases, to the material detriment of the Company. Whether any of the foregoing actions is to the material detriment of the Company will be determined by the Board of Directors based on all relevant facts and circumstances, including in the case of the foregoing clause (a), whether the Company has previously declined to pursue such proposed opportunity for its own benefit.

            4.1.11 FAIR DEALING

            In carrying out their duties and responsibilities (including, among others, the appointment of senior management of the Company and the setting of policies pursuant to which the Company operates), directors and officers should promote fair dealing by the Company and its employees and agents with customers, suppliers, competitors and employees.

      4.2 ADMINISTRATION OF POLICY

            4.2.1 IMPLEMENTATION
            A copy of this Code will be furnished to each Company employee upon commencement of employment with the Company. All employees will be required to sign a statement acknowledging receipt of, and their affirmation to abide by, the Code.

            In addition, each non-employee member of the Board of Directors of a Company entity will be required to sign a statement acknowledging receipt of and an affirmation to abide by the Code.

            The Human Resources department shall incorporate an overview of the Code into the agenda for New Employee Orientation.

            4.2.2 COMPLIANCE AND VIOLATIONS
            All Company employees are expected to comply fully with this Code. Employees who violate this Code will be subject to disciplinary action, up to and including immediate termination of employment.

            4.2.3 PROCEDURE FOR REPORTING UNETHICAL CONDUCT & ENFORCEMENT
            The Company observes an open-door policy. If an employee becomes aware of or suspects that unethical or illegal conduct has occurred or is about to occur, the employee should notify the Company General Counsel without delay.

            Reports of unethical or illegal conduct shall be promptly and thoroughly investigated by either or both the Internal Audit Department or the Legal Department, as appropriate under the circumstances.

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            All information  regarding  suspected ethical violations or unlawful activity will be received on a  confidential  basis.  While complete
            confidentiality  cannot  be  guaranteed,   confidentiality  will  be
            maintained   to  the  extent   possible   in   conducting   internal
            investigations and, where action is warranted, in carrying out disciplinary measures.

            Employees who report unethical conduct in good faith are assured they may do so without fear of retribution. The Company will not tolerate adverse actions being taken against an employee for the good faith reporting of violations of law or Company policies, or for participating in internal investigations.

            4.2.4 WAIVERS AND  DISCLOSURES
            This Code shall be made available to the public through all applicable disclosures required by the Securities and Exchange Commission (SEC) or other applicable law. Waiver of any provision of this Code for directors or officers of the Company must be approved in writing by the Board of Directors of the Company and promptly disclosed as required by applicable law, rules or regulations.
            Waiver of any provision of this Code with respect to any non-executive employee must be approved in writing by the General Counsel.


5.0 CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS (TO COMPLY WITH
SARBANES-OXLEY SS.406)

PREFACE
The chief executive officer, chief financial officer, comptroller, chief accounting officer or persons performing similar functions (collectively, "Senior Financial Officers") hold an important and elevated role in corporate governance. [As part of the Corporate Leadership Team, ]Senior Financial Officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the enterprise stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. [With the participation of all of the company's employees, ]Senior Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the enterprise's financial organization, and by demonstrating the following:

      5.1 HONEST AND ETHICAL CODUCT

      Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

      o Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or


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            alienation from the financial organization or the enterprise itself.
      o Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the financial organization, including Senior Financial Officers.
      o Provide a mechanism for members of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.
      o Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance organization.

      5.2 FINANCIAL RECORDS AND PERIODIC REPORTS

      Senior Financial Officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

      o Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy.
      o The retention or proper disposal of Company records shall be in accordance with established enterprise financial policies and applicable legal and regulatory requirements.
      o Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

      5.3 COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

      Senior Financial Officers will establish and maintain mechanisms to:


      o Educate members of the finance organization about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the enterprise generally.
      o Monitor the compliance of the finance organization with any applicable federal, state or local statute, regulation or administrative rule
      o Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.








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